CMA Multi-State Municipal Series Trust:

CMA California Municipal Money Fund

FILE #811-05011

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
10/18/2007	Commonwealth of Puerto Rico	1,010,000,000	25,000,000

Banc of America Securities LLC, Citi, JPMorgan, Merrill Lynch & Co., Popular Securities, Santander Securities, Wachovia Capital Markets, LLC, BBVAPR MSD, DEPFA First Albany Securities, LLC, Lehman Brothers, Morgan Stanley, RBC Capital Markets, Scotia Capital, UBS Investment Bank, Bear, Stearns & Co., Inc, Goldman, Sachs & Co., Loop Capital, Oriental Financial Services, Samuel A. Ramirez & Co, Inc, TCM Capital.

10/26/2007	State of California	7,000,000,000	5,000,000

Banc of America Securities LLC, Alamo Capital, Bear, Stearns & Co. Inc., Comerica Securities, Goldman, Sachs & Co., Henderson Capital Partners, LLC, Mellon Financial Markets, LLC, Morgan Stanley & Co. Incorporated, SL Hare Capital, Inc., UBS Securities LL

10/26/2007	State of California	7,000,000,000	84,000,000

Banc of America Securities LLC, Alamo Capital, Bear, Stearns & Co. Inc., Comerica Securities, Goldman, Sachs & Co., Henderson Capital Partners, LLC, Mellon Financial Markets, LLC, Morgan Stanley & Co. Incorporated, SL Hare Capital, Inc., UBS Securities LL